Exhibit 10. A

Atlantic Tele-Network,Inc.

Compensation Committee Rule

Updated: May     , 2005

Atlantic Tele-Network, Inc. 2005 Restricted Stock and Incentive Plan

Definition of “Change of Control”

For the purpose of The 2005 Restricted Stock and Incentive Plan of Atlantic Tele-Network, Inc. (the “Company”), a “change of control” shall be deemed to have occurred if after the date hereof

(i)	a report on Schedule 13D or Schedule 13G shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any person other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of thirty percent or more of the total voting power represented by the Company’s then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); or

(ii)	any person, other than the Company or any employee benefit plan sponsored by the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Voting Securities of the Company (or securities convertible into such Voting Securities) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of thirty percent or more of the total voting power represented by the Company’s then outstanding voting securities (all as calculated under clause (i)); or

(iii)	the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of Common Shares of the Company immediately prior to the merger have the same proportionate ownership of common Shares of the surviving corporation immediately after the merger as immediately before or a merger effected pursuant to Section 251(g) of the Delaware General Corporation Law), or pursuant to which common stock of the Company would be converted into cash, securities or other property, or (B) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)	there shall have been a change in the composition of the Board of Directors of the Company at any time during any consecutive twenty-four month period such that “continuing directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “continuing directors” means those members of the Board who either were directors at the beginning of such consecutive twenty-four month period or were elected by or on the nomination or recommendation of at least a 70% majority of the then-existing “continuing directors.”

So long as there has not been a “change of control” within the meaning of clause (iv), the Board of Directors may adopt by a 70% majority vote of the “continuing directors” a resolution to the effect that an event described in clauses (i) or (ii) shall not constitute a “change of control.”

Notwithstanding the foregoing, no “change of control” shall have occurred or be deemed to be continuing, during such time as Cornelius B. Prior, Jr., his spouse or his lineal descendents, directly or in trust for their benefit, shall have voting control of (a) 50% or more of the outstanding shares entitled to vote, or (b) 35% or more of the outstanding shares entitled to vote at a time when no other shareholders described in (i) above own in the aggregate 35% or more of the outstanding shares entitled to vote.